5

                                                                    Exhibit 99.1
                                                                    ------------

                                                    FOR: Movado Group, Inc.

                                            APPROVED BY: Efraim Grinberg
                                                         President
                                                         201-460-4800

For Immediate Release                           CONTACT: Investor Relations:
---------------------                                    Stacey Bibi/
                                                         Bernadette Garfinkle/
                                                         Lindsey Schaefer
                                                         Press: Michael McMullan
                                                         Morgen-Walke Associates
                                                         212-850-5600


           MOVADO GROUP, INC. ANNOUNCES PRELIMINARY FINANCIAL RESULTS

         Woodcliff Lake, NJ, March 21, 2000 -- Movado Group, Inc. (Nasdaq:MOVA), today announced preliminary expectations for the fourth quarter and year ended January 31, 2000. The Company stated that full year earnings are expected to be below expectations, with a loss reported in the fourth quarter, including an $8.3 million pre-tax one-time charge in the fourth quarter.

         Net sales from ongoing operations for the fourth quarter increased 23.3% to $79.5 million, versus net sales from ongoing operations of $64.5 million in the fourth quarter last year. The fourth quarter sales increase was driven by strong sell-through of all brands at retail, as well as greater than anticipated increases in sales of closeout merchandise. In addition, our retail boutiques generated solid sales increases, with fourth quarter comparable store sales up 24.0%. At the same time, our outlet stores achieved a 16.8% comparable store sales increase. Net sales from ongoing operations for the full year increased 13.4% to $295.8 million, versus net sales from ongoing operations of $260.9 million for the fiscal year ended January 31, 1999.

         The Company expects to report a net loss for the fourth quarter in the range of $8.7 million to $9.1 million, or $0.67 to $0.71 per share on a diluted basis. The fourth quarter loss includes one-time charges of $8.3 million pre-tax, or $0.46 per diluted share after tax, as described below, and was further impacted by lower than expected gross margins and higher than anticipated operating expenses. Gross margins for the quarter were negatively impacted by a greater than expected percentage of sales from closeout inventory. Operating expenses were higher in the quarter due to increased advertising expenses, selling expenses and infrastructure investments in excess of plan. Excluding the one-time charges, the Company expects a net loss for the fourth quarter in the range of $2.8 million to $3.2 million, or $0.21 to $0.25 per share on a diluted basis. Last year's fourth quarter net income was $5.4 million, or $0.41 per diluted share.

         Net income for the twelve months ended January 31, 2000 is expected to be in the range of $13.4 million to $13.8 million, or $1.03 to $1.07 per share on a diluted basis. Excluding one-time charges and the net gain from the sale of the Piaget distribution business in February 1999, the Company expects a net profit for the full year to be in the range of $15.6 million to $16.0 million, or $1.20 to $1.24 per share on a diluted basis. Last year's twelve month net income was $21.0 million, or $1.58 per diluted share.

         During the fourth quarter, the Company recorded one-time charges of $8.3 million before taxes, or $0.46 per share on a diluted basis after taxes. These one-time charges (a) reflect a write-down of $5.0 million for non-core component inventory that will not generate an acceptable return on capital; (b) provide accruals of $1.0 million relating to asset write downs and lease termination costs associated with the relocation of our distribution facility; and (c) relate to negative adjustments of $2.3 million to inventory following physical counts conducted at our fiscal year-end. These inventory adjustments primarily relate to issues associated with our existing distribution environment and implementation of a new computer system in early 1999. The Company believes the new computer system implementation issues are now rectified.

         Efraim Grinberg, President of Movado Group stated, "During the fourth quarter our expenses, particularly advertising support, exceeded our budget. These expenses along with lower than expected gross margins due to a greater mix of closeout sales and one-time charges led to a disappointing loss for the quarter. This performance is clearly unacceptable, and we are committed to reducing our ratio of operating expenses to sales, despite the investment we will make to enhance our infrastructure, particularly in support of our growth objectives. In addition, our gross margins are expected to return to their normal levels this year, as the amount of closeout sales will represent a lower percentage of our total sales going forward."

         Richard Cote, Executive Vice President of Movado Group stated, "Despite the disappointing fourth quarter results, the Company's fundamentals remain strong. The Company has generated record cash flow from operating activities during the year of approximately $25 million, reduced inventory by approximately 26%, and has $25.0 million in cash and cash equivalents. In addition, the Company's Stock Repurchase Program resulted in $17.6 million of stock repurchases in the fiscal year with $8.0 million repurchased in the fourth quarter. Fiscal year 2001 will be an investment year as we strengthen our existing infrastructure and build infrastructure to support our future growth, which will be accelerated by the rollout of our Movado boutiques, the launch of the Tommy Hilfiger line of watches in Spring 2001, and our international expansion."

         Mr. Grinberg concluded, "Over the past five years, we have demonstrated an excellent track record of growth. During that time, our sales have increased over 80% and our net income has more than doubled. While we have faced our first setback as a public company, we firmly believe we are well positioned to regain our financial momentum. Our brands continue to maintain their leadership position, our retail stores are being met by excellent customer response, and we will continue to implement the proper systems to ensure the future profitability of our Company."

         The Company intends to issue full fourth quarter and full year-end results during the week of April 10, 2000.

         Movado Group, Inc. designs, manufactures, and distributes Movado, Concord, ESQ and Coach watches worldwide and operates Movado boutiques and outlet stores in the United States. The Company will launch a line of Tommy Hilfiger watches in Spring 2001.


This press release contains certain forward-looking statements with respect to the future performance of Movado Group that involve risks and uncertainties. Movado's actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to successfully introduce and sell new products, changes in consumer demand for the Company's products, risks relating to the retail industry, import restrictions, competition, seasonality and other factors discussed in Movado's filings with the Securities and Exchange Commission.